Exhibit 1.2
AMENDMENT NO. 1 TO
DEALER MANAGER AGREEMENT
     This AMENDMENT NO. 1 TO DEALER MANAGER AGREEMENT (this “Amendment”) effective as of August 24, 2009, is by and between Grubb & Ellis Healthcare REIT II, Inc. (the “Company”) and Grubb & Ellis Securities, Inc. (the “Dealer Manager”).
WITNESSETH:
     WHEREAS, the Company and the Dealer Manager entered into that certain Dealer Manager Agreement on June 22, 2009 (the “Agreement”), whereby the Dealer Manager agreed to provide certain distribution services to the Company as more specifically provided therein; and
     WHEREAS, pursuant to and in accordance with Section 20 of the Agreement, the parties wish to amend the Agreement as set forth in this Amendment.
     NOW THEREFORE, in consideration of the rights and obligations contained herein, and for other good and valuable consideration, the adequacy of which is hereby acknowledged, the parties agree as follows:
1. DEFINED TERMS; REFERENCES.
     Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Agreement. Each reference to “hereof,” “hereunder,” “herein” and “hereby” and each other similar reference and each reference to “this Agreement” and each other similar reference contained in the Agreement shall, after the date hereof, refer to the Agreement as amended hereby.
2. AMENDMENTS.
     The following paragraph shall be added to Section 5.1:
     “In accordance with FINRA Rule 5110(f)(2)(D), no compensation payments will be made by the Company to the Dealer Manager or any other member, or their respective associated persons, if the offering of securities is not completed according to the terms of this Agreement, other than reimbursement of reasonable out-of-pocket accountable expenses actually incurred by the Dealer Manager or other member, or their respective associated persons, under normal circumstances.”
3. TITLES AND HEADINGS.
     The headings in this Amendment are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Amendment.

4. SEVERABILITY.
     The invalidity of any portion of this Amendment shall not affect the validity, force or effect of the remaining portions hereof. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, such restriction shall be enforced to the maximum extent permitted by law.
5. COUNTERPARTS AND RECOGNITION OF FACSIMILE SIGNATURES.
     This Amendment may be executed in one or more counterparts, each of which shall be deemed an original agreement, but all of which together shall constitute one and the same instrument. Additionally, both parties acknowledge and agree that a facsimile signature to this Agreement will be recognized and accepted as an original signature.
6. APPLICABLE LAW.
     The parties agree that this Amendment shall be governed by the provisions of Section 8 of the Agreement.
[Signatures on next page]

     IN WITNESS WHEREOF, the undersigned have caused this Amendment No. 1 to Dealer Manager Agreement to be executed effective as of the date first written above by their respective officers thereunto duly authorized.

Grubb & Ellis Healthcare REIT II, Inc.

By:	/s/ Jeffrey T. Hanson Jeffrey T. Hanson
Chief Executive Officer

Grubb & Ellis Securities, Inc.

By:	/s/ Kevin K. Hull Kevin K. Hull
President and Chief Executive Officer
[SIGNATURE PAGE TO DEALER MANAGER AGREEMENT]